Exhibit 99.1

Stepan Reports First Quarter Results

Northbrook, Illinois, April 25, 2023 -- Stepan Company (NYSE: SCL) today reported:

First Quarter Highlights

•
Reported net income was $16.1 million, or $0.70 per diluted share versus $44.8 million, or $1.93 per diluted share, in the prior year. Adjusted net income* was $16.4 million, or $0.71 per diluted share versus $40.7 million, or $1.76 per diluted share, in the prior year. Total Company sales volume decreased 14% versus the prior year.

•
Surfactant operating income was $27.1 million versus $53.8 million in the prior year. This decrease was primarily due to a 13% decline in global sales volume that was partially offset by improved product and customer mix. The lower sales volume was mostly due to lower global commodity laundry demand, low 1,4 dioxane transition start-up delays and the previously mentioned backward integration by one customer in the third quarter of 2022. Volumes were also negatively impacted by lower demand within the North American Personal Care end market and continued customer inventory destocking. Higher global demand in the Agricultural end market partially offset the above.

•
Polymer operating income was $10.0 million versus $14.1 million in the prior year. This decrease was primarily due to an 18% decline in global sales volume, including a 19% volume decline in Rigid Polyols and lower demand in the Specialty Polyols and Phthalic Anhydride businesses. The lower demand reflects continued customer inventory destocking and lower construction-related activities.

•
Specialty Product operating income was $2.5 million versus $3.7 million in the prior year. This decrease was primarily attributable to lower sales volume and margins within the medium chain triglycerides (MCT) product line.

•
The effect of foreign currency translation negatively impacted net income by $0.9 million, or $0.04 per diluted share, versus the prior year.

•
Total Company EBITDA** was $48.3 million during the first quarter of 2023 versus $84.6 million in the prior year. Adjusted EBITDA** was $48.7 million versus $79.3 million in the prior year.

* Adjusted net income and adjusted earnings per share are non-GAAP measures which exclude deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, certain environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

** EBITDA and adjusted EBITDA are non-GAAP measures. See Table VI for calculations and GAAP reconciliations of EBITDA and adjusted EBITDA.

“The Company's first quarter financial results were significantly impacted by lower sales volume stemming from softening market demand, delays in the startup of new low 1,4 dioxane production assets and continued customer and channel destocking across most of our markets," said Scott Behrens, President and Chief Executive Officer. “Margins were in line with expectations despite high-cost inventory carryover from the fourth quarter and increased competitive activity within certain end-use markets. Despite ongoing inflationary cost pressures and higher cash expenses related to the construction and pre-commissioning activities of our new Alkoxylation investment in Pasadena, Texas and the startup of our new low 1,4 dioxane capacity in the U.S., we kept cash expenses consistent year-over-year.”

Financial Summary

	Three Months Ended March 31
($ in thousands, except per share data)	2023	2022	% Change
Net Sales	$651,436	$675,276	(4)%
Operating Income	$21,057	$63,346	(67)%
Net Income	$16,142	$44,809	(64)%
Earnings per Diluted Share	$0.70	$1.93	(64)%

Adjusted Net Income *	$16,419	$40,728	(60)%
Adjusted Earnings per Diluted Share *	$0.71	$1.76	(60)%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of First Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense, certain environmental remediation costs and other significant and infrequent or non-recurring items.

•
Deferred Compensation: The 2023 first quarter reported net income includes $0.1 million of after-tax income versus $3.9 million of after-tax income in the prior year.

•
Cash Settled SARs: These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time. Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income. The current year quarter includes less than $0.1 million of after-tax income versus $0.4 million of after-tax income in the prior year.

•
Business Restructuring: The 2023 first quarter reported net income includes $0.1 million of after-tax decommissioning expense related to the Company’s Canadian plant closure versus less than $0.1 million of after-tax expense in the prior year.

•
Environmental Remediation – The first quarter of 2023 reported net income includes $0.3 million of after-tax expense versus $0.2 million of after-tax expense in the prior year.

Percentage Change in Net Sales

Net sales in the first quarter of 2023 decreased 4% year-over-year primarily due to a 14% decrease in global sales volume and the unfavorable impact of foreign currency translation. Higher selling prices, that were mainly attributable to the pass-through of higher raw material costs and improved product and customer mix, partially offset the above.

Three Months Ended March 31, 2023
Volume	(14)%
Selling Price & Mix	12%
Foreign Currency Translation	(2)%
Total	(4)%

Segment Results

	Three Months Ended March 31
($ in thousands)	2023	2022	% Change
Net Sales
Surfactants	$467,828	$468,266	(0)%
Polymers	$161,127	$187,079	(14)%
Specialty Products	$22,481	$19,931	13%
Total Net Sales	$651,436	$675,276	(4)%

	Three Months Ended March 31
($ in thousands, all amounts pre-tax)	2023	2022	% Change
Operating Income
Surfactants	$27,056	$53,769	(50)%
Polymers	$10,004	$14,129	(29)%
Specialty Products	$2,530	$3,695	(32)%
Segment Operating Income	$39,590	$71,593	(45)%
Corporate Expenses	$(18,533)	$(8,247)	125%
Consolidated Operating Income	$21,057	$63,346	(67)%

Total segment operating income for the first quarter of 2023 decreased $32.0 million, or 45%, versus the prior year quarter.

•
Surfactant net sales were $467.8 million for the quarter, flat versus the prior year. Selling prices were up 14% primarily due to the pass-through of higher raw material and input costs as well as improved product and customer mix. Sales volume decreased 13% year-over-year primarily due to lower global commodity laundry demand, startup delays associated with the low 1,4 dioxane transition, lower demand within the North American Personal Care end market and continued customer and channel inventory destocking. Higher global demand for products sold into the Agricultural end market partially offset the above. The unfavorable impact of foreign currency translation negatively impacted net sales by 1%.

Surfactant operating income for the quarter decreased $26.7 million versus the prior year primarily due to the 13% decline in sales volume and higher expenses associated with the Company's transition to low 1,4 dioxane capabilities.

•
Polymer net sales were $161.1 million for the quarter, a 14% decrease versus the prior year. Sales volume decreased 18% in the quarter primarily due to a 19% decline in Rigid Polyols and lower demand in the Specialty Polyols and Phthalic Anhydride businesses. This was partially offset by strong double digit sales volume growth in China and mid-single digit growth in the North America CASE business. The lower demand reflects customer and channel inventory destocking and lower construction-related activities. Selling prices increased 8% primarily due to the pass through of higher material raw material and input costs. The translation impact of a stronger U.S. dollar negatively impacted net sales by 4%. Polymer operating income decreased $4.1 million versus the prior year primarily due to the 18% decrease in global sales volume.

•
Specialty Product net sales were $22.5 million for the quarter, a 13% increase versus the prior year. Sales volume was down 7% between years while operating income decreased $1.2 million. The decline in operating income was primarily attributable to lower sales volume and margins within the MCT product line.

	Three Months Ended March 31
($ in millions)	2023	2022	% Change
EBITDA
Surfactants	$42.4	$67.0	$(24.6)
Polymers	$18.3	$21.8	$(3.5)
Specialty Products	$3.9	$5.2	$(1.3)
Unallocated Corporate	$(16.3)	$(9.4)	$(6.9)
Consolidated EBITDA	$48.3	$84.6	$(36.3)

Adjusted EBITDA
Surfactants	$42.3	$66.7	$(24.4)
Polymers	$18.3	$21.7	$(3.4)
Specialty Products	$3.9	$5.2	$(1.3)
Unallocated Corporate	$(15.8)	$(14.3)	$(1.5)
Consolidated Adjusted EBITDA	$48.7	$79.3	$(30.6)

•
Consolidated EBITDA was $48.3 million for the quarter, a 43% decrease versus the prior year. Adjusted EBITDA was $48.7 million, a 38% decrease versus the prior year. The year-over-year decrease in both EBITDA and Adjusted EBITDA was primarily due to the decline in sales volume in the three business segments.

Corporate Expenses

	Three Months Ended March 31
($ in thousands)	2023	2022	% Change
Total - Corporate Expenses	$18,533	$8,247	125%
Less:
Deferred Compensation Expense/(Income)	$1,502	$(7,501)	NM
Business Restructuring Expense	$157	$52	202%
Environmental Remediation Expense	$409	$303	35%
Adjusted Corporate Expenses	$16,465	$15,393	7%

* See Table III for a discussion of deferred compensation plan accounting.

•
Corporate expenses, excluding deferred compensation, business restructuring and environmental remediation related costs, increased $1.1 million, or 7%, for the quarter. This increase was primarily driven by inflation and the reallocation of some employee costs from the business units to corporate during the first quarter of 2023. Total Company SG&A expenses, excluding deferred compensation, business restructuring and environmental remediation related costs were down 5% versus the prior year.

Income Taxes

The Company’s effective tax rate was 18.9% in the first quarter of 2023 versus 24.6% in the first quarter of 2022. This decrease was primarily attributable to more favorable tax benefits derived from stock-based compensation awards exercised or distributed in the first quarter of 2023 versus the first quarter of 2022.

Shareholder Return

The Company paid $8.2 million of dividends to shareholders in the first quarter of 2023. The Company did not purchase any Company stock in the first quarter of 2023 and has $125.1 million remaining under the share repurchase program authorized by its Board of Directors. The Company has increased its dividend on the Company’s common stock for 55 consecutive years.

Selected Balance Sheet Information

The Company’s total debt increased by $123.9 million and cash decreased by $46.8 million versus December 31, 2022. The increase in debt primarily reflects borrowings against the Company’s revolving credit facility. The decrease in cash primarily reflects higher working capital requirements and capital expenditures. The Company’s net debt level increased $170.7 million versus December 31, 2022 and the net debt ratio increased from 26% to 33% (Net Debt and Net Debt Ratio are non-GAAP measures).

($ in millions)	March 31, 2023	December 31, 2022
Net Debt
Total Debt	$711.0	$587.1
Cash	127.0	173.8
Net Debt	$584.0	$413.3
Equity	1,189.9	1,166.1
Net Debt + Equity	$1,773.9	$1,579.4
Net Debt / (Net Debt + Equity)	33%	26%

The major working capital components were:

($ in millions)	March 31, 2023	December 31, 2022
Net Receivables	$470.3	$436.9
Inventories	368.4	402.5
Accounts Payable	(289.1)	(375.7)
Net Total	$549.6	$463.7

Capital spending during the first quarter of 2023 was $92.2 million versus $60.3 million in the prior year quarter. The year-over-year increase is primarily due to increased expenditures in the U.S. for the advancement of the Company’s new alkoxylation production facility in Pasadena, Texas, which is expected to provide flexible capacity of 75,000 metric tons per year, and new capability and capacity to produce ether sulfates that meet new regulatory limits on 1,4 dioxane. For the full year, capital expenditures are expected to be in the range of $220 million to $240 million.

Outlook

“Looking forward, we believe second quarter volumes will remain depressed as markets continue to reconcile forward demand with inventory levels throughout the channel. We expect second half year over year volume growth driven by modest recovery in demand for Rigid Polyols, growth in Surfactant volumes associated with new contracted business and a low comparable base," said Scott Behrens, President and Chief Executive Officer. “We will continue to actively control costs and execute our productivity programs. Our balance sheet remains healthy and we are committed to advancing our strategic and innovation initiatives that are instrumental to our long-term growth."

Conference Call

Stepan Company will host a conference call to discuss its first quarter results at 8:00 a.m. ET (7:00 a.m. CT) on April 25, 2023. The call can be accessed by phone and webcast. To access the call by phone, please click on this Registration Link, complete the form and you will be provided with dial in details and a PIN. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. The webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

* * * * *

Tables follow

Table I

STEPAN COMPANY

For the Three Months Ended March 31, 2023 and 2022

(Unaudited – in 000's, except per share data)

	Three Months Ended March 31
	2023	2022
Net Sales	$651,436	$675,276
Cost of Sales	577,876	566,057
Gross Profit	73,560	109,219
Operating Expenses:
Selling	13,067	15,277
Administrative	22,639	21,572
Research, Development and Technical Services	15,138	16,473
Deferred Compensation (Income) Expense	1,502	(7,501)
	52,346	45,821

Business Restructuring	157	52
Operating Income	21,057	63,346

Other Income (Expense):
Interest, Net	(2,822)	(2,306)
Other, Net	1,668	(1,650)
	(1,154)	(3,956)

Income Before Income Taxes	19,903	59,390
Provision for Income Taxes	3,761	14,581
Net Income	16,142	44,809
Net Income Per Common Share
Basic	$0.71	$1.96
Diluted	$0.70	$1.93
Shares Used to Compute Net Income Per Common Share
Basic	22,757	22,896
Diluted	22,994	23,167

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended March 31
($ in thousands, except per share amounts)	2023	EPS	2022	EPS
Net Income Reported	$16,142	$0.70	$44,809	$1.93

Deferred Compensation (Income) Expense	$(104)	$-	$(3,948)	$(0.17)
Business Restructuring Expense	115	$-	39	$-
Cash Settled SARs (Income) Expense	(40)	$-	(402)	$(0.01)
Environmental Remediation Expense	306	$0.01	230	$0.01
Adjusted Net Income	$16,419	$0.71	$40,728	$1.76

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items. Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended March 31
($ in thousands, except per share amounts)	2023	EPS	2022	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(137)		$(5,195)
Business Restructuring Expense	157		52
Cash Settled SARs (Income) Expense	(53)		(529)
Environmental Remediation Expense	409		303
Total Pre-Tax Adjustments	$376		$(5,369)
Cumulative Tax Effect on Adjustments	$(99)		$1,288
After-Tax Adjustments	$277	$0.01	$(4,081)	$(0.17)

Table III

Deferred Compensation Plans

The full effect of the deferred compensation plans on quarterly pre-tax income was $0.1 million of income versus $5.2 million of income in the prior year. The accounting for the deferred compensation plans results in operating income when the price of Stepan Company common stock or mutual funds held in the plans fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Company common stock were as follows:

	2023	2022
	3/31	12/31	9/30	6/30	3/31
Stepan Company	$103.03	$106.46	$93.67	$101.35	$98.81

The deferred compensation income statement impact is summarized below:

	Three Months Ended March 31
($ in thousands)	2023	2022
Deferred Compensation
Operating Income (Expense)	$(1,502)	$7,501
Other, net – Mutual Fund Gain (Loss)	1,639	(2,306)
Total Pre-Tax Income (Expense)	$137	$5,195
Total After Tax Income (Expense)	$104	$3,948

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income statement line items for the three-month period ending March 31, 2023 as compared to 2022:

($ in millions)	Three Months Ended March 31		(Decrease)	Change Due to Foreign Currency Translation
	2023	2022
Net Sales	$651.4	$675.3	$(23.9)	$(12.5)
Gross Profit	73.6	109.2	(35.6)	(1.5)
Operating Income	21.1	63.3	(42.2)	(1.1)
Pretax Income	19.9	59.4	(39.5)	(1.1)

Table V

Stepan Company

Consolidated Balance Sheets

March 31, 2023 and December 31, 2022

	March 31, 2023	December 31, 2022
ASSETS
Current Assets	$1,006,524	$1,044,802
Property, Plant & Equipment, Net	1,120,129	1,073,297
Other Assets	319,284	315,073
Total Assets	$2,445,937	$2,433,172
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$662,744	$670,649
Deferred Income Taxes	9,469	10,179
Long-term Debt	453,742	455,029
Other Non-current Liabilities	130,069	131,250
Total Stepan Company Stockholders’ Equity	1,189,913	1,166,065
Total Liabilities and Stockholders’ Equity	$2,445,937	$2,433,172

Table VI

Reconciliations of Non-GAAP EBITDA and Adjusted EBITDA to Operating Income

	Three Months Ended March 31, 2023

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$27.1	$10.0	$2.5	$(18.5)	$21.1
Depreciation and Amortization	$15.3	$8.3	$1.4	$0.5	$25.5
Other, Net Income (Expense)	$-	$-	$-	$1.7	$1.7
EBITDA	$42.4	$18.3	$3.9	$(16.3)	$48.3
Deferred Compensation	$-	$-	$-	$(0.1)	$(0.1)
Cash Settled SARs	$(0.1)	$-	$-	$-	$(0.1)
Business Restructuring	$-	$-	$-	$0.2	$0.2
Environmental Remediation	$-	$-	$-	$0.4	$0.4
Adjusted EBITDA	$42.3	$18.3	$3.9	$(15.8)	$48.7

	Three Months Ended March 31, 2022

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$53.8	$14.1	$3.7	$(8.2)	$63.4
Depreciation and Amortization	$13.2	$7.7	$1.5	$0.5	$22.9
Other, Net Income (Expense)	$-	$-	$-	$(1.7)	$(1.7)
EBITDA	$67.0	$21.8	$5.2	$(9.4)	$84.6
Deferred Compensation	$-	$-	$-	$(5.2)	$(5.2)
Cash Settled SARs	$(0.3)	$(0.1)	$(0.0)	$(0.1)	$(0.5)
Business Restructuring	$-	$-	$-	$0.1	$0.1
Environmental Remediation	$-			$0.3	$0.3
Adjusted EBITDA	$66.7	$21.7	$5.2	$(14.3)	$79.3